UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ULURU Inc.
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ULURU Inc. Announces Adjournment of Annual Meeting of Stockholders

Addison, Texas, June 1, 2011; ULURU Inc. (NYSE AMEX: ULU) (“ULURU” or the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) today.  The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission on April 20, 2011 (the “Proxy”).  As of April 4, 2011, the record date, 87,341,709 shares of common stock were eligible to vote.

The Company’s stockholders voted today to approve the first and second proposals found in the Proxy.  To permit additional time to solicit stockholder votes for the third proposal in the Proxy, the Annual Meeting was then adjourned until Thursday, June 16, 2011 at 10:00 a.m. (Central Standard Time) and scheduled to reconvene at that time at the offices of ULURU Inc., 4452 Beltway Drive, Addison, TX 75001.  At that meeting, a stockholder vote on Proposal 3 regarding the charter amendment will take place. Stockholders are urged to read the Proxy and other relevant documents filed with the SEC.

The Company’s stockholders voted at the Annual Meeting to approve the election of Messrs. Crouse, Davis, Gray, and Stone to serve as the Company’s directors and the appointment of Lane Gorman Trubitt, PLLC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The results of the stockholder votes on the other proposals which were considered and voted upon at the Annual Meeting will be released in a separate 8-K filing.

About ULURU Inc.

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

Available Information

ULURU Inc.’s filings with the Security and Exchange Commission, press releases, earnings releases, and other financial information are available on its website at www.uluruinc.com.